Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of September 5, 2023 (“the Effective Date”), by and between Ludwig Enterprises, Inc., a Nevada corporation (the”Company”), and Marvin Hausman, M.D. (“Executive”).

WHEREAS, the Company, a publicly-traded company (trading symbol: LUDG), is an innovative genomics technology and health related company that is developing mRNA genetic testing kits that use “inflammatory genetic markers” to assess the presence of disease and monitor treatment responses in a person, and nutritional supplements that may modulate and/or reduce inflammatory genetic markers associated with certain diseases (the “Company Business”); and

WHEREAS, the Company is in need of a chief executive officer, to oversee and coordinate the Company Business implementation and the ongoing operations of the Company Business; and

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company; and

WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the rights, duties, benefits and obligations with respect to the employment of Executive by the Company under the terms and conditions herein provided.

NOW, THEREFORE, in consideration of Executive’s employment with the Company, and the mutual and respective covenants and agreements of the parties herein contained, and other good and valuable consideration present but not specifically set forth, the parties hereto agree as follows:

1.       Employment. The Company hereby agrees to employ Executive as Chief Executive Officer, and Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein. This Agreement and Executive’s employment hereunder shall commence on September 5, 2023 (the “Start Date”), and shall continue for a period of one (1) year, unless sooner terminated in accordance with the provisions of Section 6 hereof (the “Term”). The Term will thereafter automatically extend for successive one-year periods; provided, however, Executive’s employment may at any time be terminated in accordance with the provisions of Section 6 hereof.

2.       Duties and Responsibilities. Executive shall serve as Chief Executive Officer of the Company, and shall report to the Board and its designees. Executive shall have the duties and responsibilities that are commensurate with that position, as well as such other duties as may be assigned to Executive by the Board from time to time. Executive shall devote all of his working time and best efforts to the business and affairs of the Company, except for such time as shall reasonably be required to manage his current other business endeavors, civic or charitable activities, or manage Executive’s financial matters, provided that such activities, in the aggregate, do not interfere with Executive’s ability to perform the duties and responsibilities of his employment hereunder.

Executive shall follow the direction of the Board and its designees, and shall perform all duties and responsibilities of the position that he holds, as those duties and responsibilities may change from time to time.

Executive shall comply with the Company’s standards, policies and procedures in effect on the date of this Agreement and as they may change from time to time.

3. Compensation and Related Matters.

(a)       Salary. Executive shall receive a monthly salary of Five Thousand Dollars ($5,000.00) less required and authorized withholding and deductions.

(b)       Additional Compensation. As additional compensation, the Company shall pay Executive an amount equal to 10% of gross sales revenues attributable to Executive’s efforts, in perpetuity. All payments hereunder shall be made on a monthly basis, payable in arrears on or before the tenth day of the succeeding month.

(c)       Bonus Plans. Should the Company adopt a bonus program for its executive officers, Executive shall be entitled to participate therein.

(d)       Benefits. Should the Company adopt any benefits program for its executive officers, Executive shall be entitled to participate therein.

(e)       Expenses. The Company shall reimburse Executive for pre-approved expenses advanced on behalf of the Company, upon invoice received therefor.

4.       Representations and Warranties of Executive. In order to induce the Company to employ Executive, Executive hereby represents and warrants to the Company as follows:

(a)       Binding Agreement. This Agreement has been duly executed and delivered by Executive and constitutes a legal, valid and binding obligation of Executive and is enforceable against Executive in accordance with its terms.

(b)       No Violations of Law. The execution and delivery of this Agreement and the other agreements contemplated hereby by Executive do not, and the performance by Executive of his obligations under this Agreement and the other agreements contemplated hereby will not, violate any term or provision of any law, or any writ, judgment, decree, injunction, or similar order applicable to Executive.

(c)       No Conflicting Obligations. Executive is not under, or bound to be under in the future, any obligation to any person or entity that is or would be inconsistent or in conflict with this Agreement or would prevent, limit, or impair in any way the performance by him of his obligations hereunder.

5. Restrictive Covenants.

(a)       Confidentiality Critical. The parties agree that the business methods of the Company are a valuable and legitimate business interest worthy of protection under this Agreement. Executive acknowledges and agrees that, by virtue of his employment by the Company, he will be granted otherwise prohibited access to confidential and proprietary data of the Company which is not known to its competitors and which has independent economic value to the Company and that he will gain an intimate knowledge of the Company’s business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company (collectively, all such non-public information is referred to as “Confidential Information”).

Confidential Information includes, but is not limited to, data relating to the Company’s marketing and servicing programs, procedures and techniques; business, management and personnel strategies; the criteria and formulae used by the Company in pricing its products, loss control and information management services; the Company’s products and services; the Company’s computer system and software; lists of prospects; customer lists; the identity, authority and responsibilities of key contacts at accounts of customers; and the composition and organization of customers’ business. Executive recognizes and agrees that such Confidential Information constitutes valuable property of the Company and worthy of protection. Executive acknowledges and agrees that only through his employment with the Company could he have the opportunity to learn this Confidential Information.

(b)       Confidential Information. Executive shall not at any time, or for any reason, directly or indirectly, for himself or on behalf of any other person or entity, (1) disclose to any person or entity (except to employees or other representatives of the Company who need to know such Confidential Information to the extent reasonably necessary for Executive to perform his duties under this Agreement or such employees or representatives to perform their duties on behalf of the Company, and except as required by law) any Confidential Information, (2) use, directly or indirectly, for his own benefit or for the benefit of another (other than a customer) any of such Confidential Information or (3) assist any other person or entity in connection with any action described in either of the foregoing clauses (1) and (2).

(c)       Non-competition. Executive further agrees with the Company to the following provisions, all of which Executive acknowledges and agrees are necessary to protect the Company’s legitimate business interests. Executive covenants and agrees with the Company that:

(1)       unless otherwise agreed between the parties, Executive shall not, during his employment with the Company and for a period of twelve (12) months thereafter, either directly or indirectly, engage in, render service or other assistance to, or sell products or services, or provide resources of any kind, whether as an owner, partner, shareholder, officer, director, employee, consultant or in any other capacity, whether or not for consideration, to any person, corporation, or any entity, whatsoever, that owns, operates or conducts a business that competes, in any way, with the Company Business (as defined herein), other than the ownership of 5% or less of the shares of a public company where Executive is not active in the day-to-day management of such company. With respect to the post employment application of this Section 5(d)(1), the restrictions shall extend only to those specific countries or provinces where the Company conducts business on the day that Executive’s employment with the Company terminates.

(2)       Executive shall not, during his employment with the Company and for a period of twelve (12) months thereafter, either directly or indirectly, (A) solicit, call on or contact any customer of the Company with whom Executive has had contact during his employment with the Company for the purpose or with the effect of offering any products or services of any kind offered by the Company at that time or during his employment with the Company, (B) request or advise any present or future vendors or suppliers to the Company to cancel any contracts, or curtail their dealings, with the Company, or (C) assist any other person or entity in connection with any action described in any of the foregoing clauses (A) through (B).

(d)       Non-disparagement. At any time during or after Executive’s employment with the Company, Executive shall not disparage the Company or any shareholders, directors, officers, employees, or agents of the Company. During and after Executive’s employment with the Company, neither the Company nor its directors or officers shall disparage Executive to third parties.

(e) Understandings.

(1)       The provisions of this Section 5 shall be construed as an agreement independent of any other claim. The existence of any claim or cause of action of Executive against the Company, whether predicated on Executive’s employment or otherwise, shall not constitute a defense to the enforcement by the Company of the terms of Section 5 of this Agreement. Executive waives any right to a jury trial in any litigation relating to or arising from this Section 5.

(2)       Executive acknowledges and agrees that the covenants and agreements contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and content. Executive agrees that the restrictions contained in this Section 5 are reasonable and will not unduly restrict him in securing other employment or income in the event his employment with the Company ends. Executive acknowledges and agrees that he executed this Agreement on or before his first day of employment with the Company.

(f)       Injunctive Relief. Executive acknowledges and agrees that any breach by him of any of the covenants or agreements contained in this Section 5 would give rise to irreparable injury and would not be adequately compensable in damages. Accordingly, Executive agrees that the Company may seek and obtain injunctive relief against the breach or threatened breach of any of the provisions of this Agreement in addition to any other legal or equitable remedies available.

(g)       Reformation and Survival. The Company and Executive agree and stipulate that the agreements and covenants contained in this Agreement and specifically of this Section 5 are fair and reasonable in light of all of the facts and circumstances of the relationship between them. The Company and Executive agree and stipulate that Executive has hereby agreed to be bound to the obligations, restrictions and covenants of this Section 5 as a condition to his employment and in consideration of his compensation, stock option grant, restricted stock unit grant, severance terms, and all other terms and provisions of this Agreement. The Company and Executive acknowledge their awareness, however, that in certain circumstances courts have refused to enforce certain agreements not to compete. The Company and Executive agree that, if any term, clause, subpart, or provision of this Agreement is for any reason adjudged by a Court of competent jurisdiction to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, and shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law, and that such modification will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms. Thus, in furtherance of, and not in derogation of, the provisions of this Section 5, the Company and Executive agree that in such event, this Section 5 shall be deemed to be modified or reformed to restrict Executive’s conduct to the maximum extent (in terms of time, geography, and business scope) that the court shall determine to be enforceable. The provisions of this Section 5 shall survive the termination of this Agreement and Executive’s resignation or termination of employment, regardless of the reason and whether voluntary or involuntary.

6. Termination.

(a)       Termination By The Company For Cause. The Company has the right, in its reasonable determination at any time during the Term, to terminate Executive’s employment with the Company for Cause (as defined below) by giving written notice to Executive as described in this Section 6(a). Prior to the effectiveness of termination for Cause under clause (1), (2), (3) or (4) in the next-following paragraph, Executive shall be given thirty (30) calendar days’ prior written notice from the Company, specifically identifying the reasons which are alleged to constitute Cause for any termination pursuant to the aforementioned clauses, and an opportunity to cure in the event Executive disputes such allegations; provided, however, that the Company shall have no obligation to continue to employ Executive following such thirty (30) calendar day notice period unless Executive has cured the condition giving rise to the Cause. The Company’s termination of Executive’s employment for Cause under clause (5) or (6) of the next-following paragraph shall be effective immediately upon the Company’s written notice to Executive. If the Company terminates Executive’s employment for Cause, the Company’s obligation to Executive shall be limited solely to the payment of unpaid Salary accrued up to the effective date of termination plus any accrued but unpaid benefits to the effective date of termination, and any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.

As used in this Agreement, the term “Cause” shall mean and include (1) Executive’s abuse of alcohol that materially affects Executive’s performance of Executive’s duties under this Agreement, or use of any controlled substance; (2) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of Executive with respect to the business or affairs of the Company; (3) material failure by Executive to comply with applicable laws and regulations or professional standards relating to the business of the Company; (4) material failure by Executive to satisfactorily perform his duties hereunder, a material breach by Executive of this Agreement, or Executive engaging in conduct that materially conflicts with the best interests of the Company or that may materially harm the Company’s reputation; (5) Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation is reasonably likely to result in damage to the Company’s business interests, licenses, reputation or prospects; or (6) Executive’s being convicted of a felony or a misdemeanor involving moral turpitude.

(b)       Termination By The Company Without Cause. The Company shall have the right, at any time during the Term, to terminate Executive’s employment with the Company without Cause by giving written notice to Executive, which termination shall be effective thirty (30) calendar days from the date of such written notice. The Company may provide thirty (30) days pay in lieu of notice. If the Company terminates Executive’s employment without Cause, the Company’s obligation to Executive shall be limited solely to an amount equal to two (2) month’s Salary, plus any accrued but unpaid benefits to the effective date of termination, any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.

Executive shall have no duty to mitigate damages under this Section 6(b) during the applicable severance period and, in the event Executive shall subsequently receive income from providing Executive’s services to any person or entity, including self employment income, or otherwise, then no such income shall in any manner offset or otherwise reduce the payment obligations of the Company hereunder.

(c)       Termination By Executive for Good Reason. Executive has the right, in his reasonable determination at any time during the Term, to terminate his employment with the Company for Good Reason (as defined in this Section 6(c) below) by giving written notice to the Company as described in this Section 6(c) below. Prior to the effectiveness of termination for Good Reason, within thirty (30) calendar days following the existence of a condition constituting Good Reason, Executive shall provide written notice to the Company specifically identifying the reason or reasons which are alleged to constitute Good Reason, and an opportunity to cure within a period of not less than thirty (30) days; provided, however, that Executive shall have no obligation to continue his employment with the Company following such thirty (30) calendar day notice period unless the Company cures the event(s) giving rise to Executive’s Good Reason notice. As used in this Section 6(c), the term “Good Reason” shall mean (1) a material diminution in Executive’s compensation, authority, duties or responsibilities or assignment to another executive or employee of such compensation, authority, duties or responsibilities that is or are materially inconsistent with such position or responsibilities; (2) requiring Executive to move his place of employment to a location outside of the Kingsport, Tennessee, Standard Metropolitan Statistical Area; or (3) a material breach by the Company of this Agreement; provided that in any such case Executive has not consented thereto. In addition to the foregoing requirements, in no event shall an Executive’s termination of his employment be considered for Good Reason unless such termination occurs within two (2) years following the initial existence of one of the conditions specified in clauses (1), (2) and (3) of the preceding sentence.

If Executive terminates his employment for Good Reason, the Company’s obligation to Executive shall be limited solely to unpaid Salary plus any accrued but unpaid benefits to the effective date of termination, any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.

Executive has the right, at any time during the Term, to terminate his employment with the Company without Good Reason (as defined above) by giving written notice to the Company, which termination shall be effective sixty (60) calendar days from the date of such written notice. If Executive terminates his employment without Good Reason, the Company’s obligation to Executive shall be limited solely to the payment of unpaid Salary accrued up to the effective date of termination plus any accrued but unpaid bonus and benefits.

(d)       Determination Upon Disability. The Company shall have the right, at any time during the Term, to terminate Executive’s employment if, during the term hereof, Executive becomes physically or mentally disabled, whether totally or partially, as evidenced by the written statement of Executive’s physician, who shall be a competent physician licensed to practice medicine in the United States, so that Executive is unable to perform the essential functions of his job duties hereunder, with or without reasonable accommodation, for (1) a period of three (3) consecutive months; or (2) for shorter periods aggregating ninety (90) calendar days during any twelve-month period. If the Company terminates Executive’s employment under this Section 6(d), the Company’s obligation to Executive shall be limited solely to an amount equal to two (2) month’s Salary, plus any accrued but unpaid benefits to the effective date of termination, any unpaid bonus earned in accordance with the then applicable bonus plan or program to the effective date of termination.

(e)       Termination upon Death. If Executive dies during the Term, this Agreement shall terminate, except that Executive’s surviving spouse (or if there is no surviving spouse, his estate) shall be entitled to receive the Salary and other accrued benefits earned up to the date of Executive’s death.

7. Successors; Assignment, Etc.; Third Party Beneficiaries.

(a)       Executive consents to and the Company shall have the right to assign this Agreement to its successors or assigns. All covenants or agreements hereunder shall inure to the benefit of and be enforceable by or against its successors or assigns. The terms “successors” and “assigns” shall include, but not be limited to, any succeeding entity upon a change of control.

(b)       Neither this Agreement nor any of the rights or obligations of Executive under this Agreement may be assigned or delegated except as provided in the last sentence of this Section 9(b). This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by, and shall be binding upon, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts would still be payable to him hereunder had he continued to live, then all such amounts (unless otherwise provided herein) shall be paid in accordance with the terms of this Agreement to his surviving spouse, or if there is no surviving spouse, to Executive’s estate.

8.       Notice. For purposes of this Agreement, all notices and other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed by United States registered or certified mail, return receipt requested, first-class postage prepaid, addressed as follows:

If to the Company: Ludwig Enterprises, Inc.

1749 Victorian Avenue, #C-350

Sparks, Nevada 89431

Attention: Chief Executive Officer

If to Executive: Marvin Hausman, M.D.

1809 E. Broadway, Suite 208

Oviedo, Florida 32765

or to such other address as any party may have furnished to the other in writing in accordance with this Section 8, except that notices of any change of address shall be effective only upon actual receipt.

9.       Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Executive and such officers as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar condition or provision at the same or any other time. No agreements or representations (whether oral or otherwise, express or implied) with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement or which are not specifically referred to in this Agreement. If any term, clause, subpart, or provision of this Agreement is for any reason adjudged to be invalid, unreasonable, unenforceable or void, the same will be treated as severable, shall be modified to the extent necessary to be legally enforceable to the fullest extent permitted by applicable law and will not impair or invalidate any of the other provisions of this Agreement, all of which will be performed in accordance with their respective terms. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Nevada.

10.       Validity. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law or court decision, and if the rights or obligations of the Company and Executive will not be materially and adversely affected thereby, (a) such provision shall be fully severable from this Agreement, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar to the terms and intent of such illegal, invalid, or unenforceable provision as may be possible.

11.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.       Dispute Resolution.

(a)       Negotiation. If a dispute arises out of or relates to this Agreement or the breach thereof, within twenty (20) days of receipt of written notice of a dispute, the Company and Executive shall attempt in good faith to resolve such dispute by negotiation.

(b)       Mediation. If the dispute cannot be settled through negotiations as set forth in Section 12(a), the Company and Executive agree to try, in good faith, to settle the dispute by mediation, within 20 days immediately following the 20-day period set forth in Section 12(a), in Miami, Florida, under the Commercial Mediation Rules of the American Arbitration Association (“AAA”).

(c)       Arbitration. If the dispute cannot be settled by mediation as set forth in Section 12(b), the Company and Executive agree to submit the dispute to binding arbitration in Miami, Florida, under applicable Nevada and Federal law. Such demand shall set forth the names of the other party or parties. The arbitration provided for in herein shall be conducted under the auspices of the AAA, utilizing the AAA’s applicable rules for arbitration of commercial disputes, and shall be decided by one arbitrator. Except as otherwise provided herein, the Arbitrator shall have the authority to award any remedy or relief a state or Federal court of the State of Tennessee could order or grant, including, without limitation, specific performance, the awarding of compensatory damages, the issuance of an injunction and other equitable relief, but specifically excluding punitive damages. The Arbitrator’s decision shall be issued with findings of fact and conclusions of law and shall be non-appealable. Notwithstanding anything contained herein to the contrary, the losing party in a dispute hereunder shall pay all reasonable legal fees and expenses incurred by the prevailing party in connection with the arbitration, which may be awarded by the Arbitrator.

13.       Entire Agreement. This Agreement constitutes (a) the binding agreement between the parties and (b) represents the entire agreement between the parties and supersedes all prior agreements relating to the subject matter contained herein. All prior negotiations concerning Executive’s employment with the Company have been merged into this Agreement and are reflected in the terms herein.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

COMPANY:	EXECUTIVE:

LUDWIG ENTERPRISES, INC.
/s/ Marvin Hausman
Marvin Hausman, M.D.
By: /s/ Anne B. Blackstone
Anne B. Blackstone
Chief Executive Officer